Exhibit 99.1

ServiceNow Appoints Former Deloitte CIO Larry Quinlan to Its Board of Directors

SANTA CLARA, Calif., August 2, 2021- ServiceNow (NYSE: NOW), the leading workflow company that makes work, work better for people, today announced the appointment of former Deloitte CIO Larry Quinlan to its board of directors, bringing the total number of directors on ServiceNow’s board to 11.

“Larry’s vision and deep expertise across every facet of the digital transformation journey makes him the perfect addition to our board as ServiceNow becomes the defining enterprise software company of the 21st century,” said ServiceNow CEO Bill McDermott. “As a practitioner in both the board room and the real world, Larry will be a guiding force to help us scale to our next phase of growth as we make work better for people.”

As Global Chief Information Officer at Deloitte, LLP, Larry was responsible for all facets of technology, strategy, cyber and operations, overseeing the more than $2 billion technology organization with more than 10,000 IT professionals in 175 countries. In addition to his CIO role, Larry drives significant revenue leading Deloitte services to Fortune 500 global clients in the hospitality and technology sectors. As lead partner for some of the world’s largest companies in the sector, he has advised outside boards and CEOs on a wide range of IT, cybersecurity, and strategic digital priorities. Larry also leads the Deloitte CIO Academy, a program that provides leadership development to major client senior technology leaders aspiring to the corporate CIO role.

“Without a doubt, the last year has accelerated the need for digital transformation, and ServiceNow is at the forefront of enabling not only companies’ digital transformation efforts but their business model evolutions as well,” said Larry Quinlan, former Global Chief Information Officer at Deloitte LLP. “I know ServiceNow. The team, the platform, and the culture are truly special. I’m thrilled to join the team as ServiceNow workflows a better world.”

Larry holds an MBA from Baruch College, City University of New York, and a Bachelor of Science in Industrial Management from the University of the West Indies.

###

Contacts
Sara Day, ServiceNow PR
press@servicenow.com

Darren Yip, ServiceNow IR
ir@servicenow.com